Exhibit 99.1

ContraVir Pharmaceuticals Adds Carol L. Brosgart, M.D.,
to Scientific Advisory Board

Edison, NJ, January 20, 2015 — ContraVir Pharmaceuticals, Inc. (OTCBB:CTRV), a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies, announced today the addition of Carol L. Brosgart, M.D., to the Company’s Scientific Advisory Board (SAB) to support the development of its targeted antiviral therapies, including CMX157, a highly potent analog of the antiviral drug tenofovir, which ContraVir plans to develop for HBV.  Dr. Brosgart has a strong background and expertise in viral infectious diseases, particularly hepatology.

James Sapirstein, Chief Executive Officer of ContraVir, commented, “I am excited to work with Dr. Brosgart again after working together at Gilead on the clinical development of tenofovir as well as on the Board of Tobira Pharmaceuticals.  There is no one I trust more than her to provide advice and guidance, particularly for our HBV program, given her experience in this space.  She joins our SAB Chairman, Dr. Nate Katz, the foremost authority on post-herpetic neuralgia (PHN) pain, and together their unparalleled expertise will be extremely valuable to ContraVir as we advance clinical development for FV-100 and CMX157.”

Carol Brosgart, M.D., serves as Special Adviser on Health Care for FIPRA International and as a consultant to biotechnology companies. She is a Clinical Professor of Medicine in the Division of Global Health, Biostatistics and Epidemiology in the Department of Medicine at the University of California, San Francisco (UCSF). From 2011 through 2013, she served as the Senior Adviser on Science and Policy to the Division of Viral Hepatitis at the Centers for Disease Control and to the Viral Hepatitis Action Coalition at the CDC Foundation. She has held a number of senior management positions in the medical and biotechnology community including Chief Medical Officer and Senior Vice President at Alios BioPharma, and Senior Vice President and Chief Medical Officer Children’s Hospital & Research Center in Oakland, California. From 1998 to 2009, Dr. Brosgart held a number of senior management positions at Gilead Sciences Inc. including Vice President, Public Health and Policy, Vice President, Medical Affairs, and Vice President, Clinical Research. During her tenure leading clinical research at Gilead, Viread® and Hepsera® were approved by the FDA and regulatory agencies worldwide.

Dr. Brosgart was a practicing physician before joining Gilead, and was the founding Medical Director of the East Bay AIDS Center at Alta Bates Medical Center in Berkeley, California from 1987 through 1998. She is active professionally in the Infectious Diseases Society of America, the HIV Medical Association, the American Association for the Study of Liver Disease and the European Association for the Study of Liver Disease. She serves on the Executive Committee of the Forum for Collaborative HIV Research at the University of California Berkeley, School of Public Health and on the Board of Directors for the San Francisco AIDS Foundation. She received her B.S. in community medicine from the University of California, Berkeley (UCB) and her M.D. from UCSF.

About ContraVir Pharmaceuticals

ContraVir is a biopharmaceutical company focused on the discovery and development of targeted antiviral therapies with two candidates in mid-to-late stage clinical development. ContraVir’s lead candidate, FV-100, is an orally available nucleoside analogue prodrug that is being developed for the treatment of herpes zoster, or shingles, which is an infection caused by the reactivation of varicella zoster virus (VZV).  In addition to direct antiviral activity, FV-100 has demonstrated the potential to reduce the incidence of debilitating shingles-associated pain known as post-herpetic neuralgia (PHN) in a Phase 2 clinical study.  ContraVir is also developing CMX157, a highly potent analog of the successful antiviral drug tenofovir DF (Viread®).  CMX157 is active against HBV and more than 200-fold more potent in vitro versus tenofovir against all major HIV subtypes resistant to current therapies.  CMX157’s novel structure results in decreased circulating levels of tenofovir, lowering systemic exposure and thereby reducing the potential for renal side effects.  ContraVir intends to develop CMX157 for HBV and HIV in Phase 2 clinical studies.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on ContraVir’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. ContraVir does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in ContraVir’s Form 10-K for the year ended December 31, 2013 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Tiberend Strategic Advisors, Inc.

Joshua Drumm, Ph.D. (investors)

jdrumm@tiberend.com; (212) 375-2664

Claire Sojda (media)

csojda@tiberend.com; (212) 375-2686